CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement"), dated effective as of January 17, 2012, is made by and between Navesink Capital Advisors, LLC, a Delaware limited liability company (“NCA”), whose address is 1200 Federal Highway, Suite 200, Boca Raton, FL 33432 and, Dynastar Holdings, Inc., a Nevada corporation (the “Company”), having its principal place of business at 1311 Herr Lane, Suite 205, Louisville, KY 40222.

WHEREAS, the Company desires assistance in the business development and corporate finance areas; and

WHEREAS, NCA has agreed that NCA or its affiliates and/or assigns (collectively, “Consultant”) shall perform consulting work for the Company in providing business development and corporate finance advice as well as consulting services and other related activities as directed by the Company;

NOW, THEREFORE, in consideration for those services Consultant provides to the Company, the Company and Consultant (collectively, the “Parties”) agree as follows:

1.       Services of Consultant.

Consultant shall perform for the Company certain professional consulting services relating to business development and corporate finance. Consultant is not a broker-dealer and none of the services required to be provided by Consultant under this Agreement shall require that it be a broker-dealer. The services to be provided by Consultant will not be in connection with the offer or sale of any securities in any capital-raising transaction, and will not directly or indirectly promote or maintain a market for the Company's securities.  Consultant may provide the services in conjunction with professionals who may act under Consultant’s direct supervision.  Consultant and/or such professionals shall provide such consulting work monthly through the term of this Agreement (“Consulting Services”).

2.       Consideration.

The Company agrees upon the execution of this Agreement to issue and deliver to Consultant warrants (the “Warrants”), in the Form of Exhibit A hereto, to purchase up to 2,000,000 shares of the Company’s Common Stock (the “Warrant Shares”) during the five year period from January 17, 2012 through and including January 16, 2017 at an exercise price of $.20 per share. The Warrant Shares will be subject to piggback registration rights at the Company’s discretion. To the extent the Warrant shares are not registered, the Warrants may be exercised on a cashless basis.

3.       Expenses.

The Company agrees to reimburse Consultant for reasonable out-of-pocket expenses upon prior written approval by the Company.

4.       Confidentiality.

Each of the Parties recognizes that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other Party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, customers, suppliers, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Each of the Parties agrees to keep all such Confidential Information of the other confidential and not to discuss or disclose it to anyone other than their agents without the approval of the disclosing Party. Confidential Information shall not include information that the receiving Party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving Party, (b) was known to the receiving Party as of the time of its disclosure, (c) is independently developed by the receiving Party, or (d) is subsequently learned from a third Party not under a confidentiality obligation to the disclosing Party.

5.      Indemnification.

a.       The Company agrees to indemnify, defend, and hold harmless Consultant, its assignees, and their respective directors, officers, managers, partners, employees, attorneys and agents, and to defend any action brought against said parties with respect to any and all claims, demands, causes of action, debts or liabilities, including reasonable attorneys' fees, arising out of work performed under this Agreement, including breach of the Company of this Agreement, unless caused by the grossly negligent actions of Consultant.

b.       Consultant agrees to indemnify, defend, and shall hold harmless the Company, its directors, officers, employees, attorneys, and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

c.       In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying Party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.      Limitation of Liability.

Unless Consultant is found to be grossly negligent, Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages.

7.      Term and Termination.

a.       This Agreement shall become effective on the date first above written and terminate six (6) months thereafter.

b.       The Company shall have the right to terminate this agreement for any reason upon ten (10) days’ prior written notice to Consultant during its term. Upon such termination, Consultant shall provide and deliver to the Company any and all outstanding services due through the effective termination date of this Agreement.

In the event of a termination of this Agreement pursuant to this Section 7, the Company shall not be entitled to request the return of Warrants or the Cash Fee previously paid to Consultant hereunder, all of which Warrants and the Cash Fee shall be deemed fully earned upon issuance and payment.

8.      Investment Intent.

a.       Consultant represents that it understands that the Warrant Shares have not been registered for sale under Federal or state securities laws and that the Warrants, including the underlying Warrant Shares, are being offered and sold to Consultant pursuant to one or more exemptions from the registration requirements of such securities laws. Each of Consultant and any designee of Consultant to whom Warrants or Warrant Shares may be issued pursuant to this Agreement is an “accredited investor” within the meaning of Regulation D under the United States Securities Act of 1933, as amended (the “Act”). In the absence of an effective registration of the Warrant Shares or an exemption therefrom, any certificates for such securities shall bear an appropriate restrictive legend. Consultant understands that it must bear the economic risk of its investment in the Warrant Shares for an indefinite period of time, as such Warrant Shares have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless as exemption from such registration is available.

b.       Consultant represents to the Company that each of Consultant and any designee of Consultant to whom Warrants and Warrant Shares may be issued pursuant to this Agreement is acquiring the Warrants and Warrant Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act. The Warrants and Warrant Shares may not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act.

9.      Miscellaneous.

a.       This Agreement establishes an "independent contractor" relationship between Consultant and the Company. Nothing herein shall be construed to create an employer-employee relationship between Consultant and the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 of this Agreement shall be the sole consideration due Consultant for the services rendered hereunder.

b.       The rights of each of the Parties under this Agreement are cumulative.  The rights of each of the Parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.  Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on the part of any Party shall in any way preclude such Party from exercising any such right or constitute a suspension or any variation of any such right.

c.       This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned Parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

d.       This Agreement contains the entire Agreement between the Parties with respect to the subject matter hereof.  There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement.  Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

e.       Only an instrument in writing executed by all the Parties hereto may amend this Agreement.

f.       Each part of this Agreement is intended to be severable.  In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

g.       Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

h.       In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the Parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting Party such other instruments and to take such other actions as the requesting Party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

i.       Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as first written above (subject to the right to designate a different address by notice similarly given).

j.       This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws rules or principles. Each of the Parties consents to the exclusive jurisdiction of the federal and state courts having subject matter jurisdiction that are located in New York County in the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

k.      The person signing this Agreement on behalf of each Party hereby represents and warrants that such person has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such Party.

l.       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

m.     Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date first written above.

NAVESINK CAPITAL ADVISORS, LLC

By:	/s/ Alan Goddard
Name: Alan Goddard
Title: Managing Member

DYNASTAR HOLDINGS, INC.

By:	John S. Henderson IV
Name: John S. Henderson IV
Title: Chief Executive Officer

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